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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (In Thousands Except Per Share Data)

                                                                            Three Month Period          Nine Month Period
                                                                            Ended September 30,        Ended September 30,
                                                                            -------------------        -------------------
                                                                            1996          1995         1996          1995
                                                                            ----          ----         ----          ----
EARNINGS PER COMMON AND DILUTIVE
  COMMON EQUIVALENT SHARE:
  Net Income                                                                $ 2,261       $18,983       $ 7,491      $23,213
                                                                            =======       =======       =======      =======

  Shares:
  Weighted average number of common
      shares outstanding                                                     17,873        17,745        17,839       17,715
  Weighted average number of additional
      shares issuable for common stock
      equivalents (a)                                                         1,088           412           902          201
                                                                            -------       -------       -------      -------
         Adjusted common shares                                              18,961        18,157        18,741       17,916
                                                                            =======       =======       =======      =======

EARNINGS PER SHARE                                                          $  0.12       $  1.05       $  0.40      $  1.30
                                                                            =======       =======      ========      =======

EARNINGS PER COMMON SHARE ASSUMING
  FULL DILUTION:
  Net Income                                                                $ 2,261       $18,983       $ 7,491      $23,213
                                                                            =======       =======       =======      =======

  Shares:
  Weighted average number of common
      shares outstanding                                                     17,873        17,745        17,839       17,715
  Weighted average number of additional shares
      issuable for all dilutive common stock
      equivalents (a)                                                         1,170           572           939          255
                                                                            -------       -------       -------      -------
         Shares as adjusted for all dilutants                                19,043        18,317        18,778       17,970
                                                                            =======      ========       =======      =======

EARNINGS PER SHARE                                                          $  0.12     $    1.04      $   0.40      $  1.29
                                                                            =======     =========      ========      =======
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(a)   Shares  issuable were derived  using the  "Treasury  Stock Method" for all dilutive common stock equivalents.


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